UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

MASIMO CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2026

MASIMO CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-33642	33-0368882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

52 Discovery
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 297-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	MASI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on February 16, 2026, Masimo Corporation, a Delaware corporation (“Masimo”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Masimo, Danaher Corporation, a Delaware corporation (“Danaher”), and Mobius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Danaher (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Masimo (the “Merger”), with Masimo surviving the Merger as a wholly owned subsidiary of Danaher. On April 1, 2026, in connection with the Merger, Masimo filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (as supplemented, the “Definitive Proxy Statement”) with respect to the special meeting of Masimo’s stockholders (the “Special Meeting”) scheduled to be held virtually on May 1, 2026 at 10:00 a.m. (Pacific Time), via the internet at www.virtualshareholdermeeting.com/MASI2026SM. Additional information about how to attend the Special Meeting is contained in the Definitive Proxy Statement.

Litigation Relating to the Merger

As previously disclosed in the Definitive Proxy Statement, Masimo had received one demand letter as of April 1, 2026 challenging the adequacy of certain disclosures made in the preliminary proxy statement filed by Masimo on March 18, 2026 and demanding that Masimo and Masimo’s board of directors issue supplemental disclosures before the stockholder vote on the Merger.

Following the filing of the Definitive Proxy Statement with the SEC, three complaints (the “Actions”) have been filed by purported stockholders of Masimo against Masimo and members of Masimo’s Board of Directors (the “Board”). The Actions are (i) Ed Smith v. Masimo Corporation et al., Index No. 652084/2026 (April 7, 2026), filed in the Supreme Court of the State of New York for the County of New York, (ii) Richard McDaniel v. Masimo Corporation et al., Index No. 65117/2026 (April 8, 2026), filed in the Supreme Court of the State of New York for the County of New York, and (iii) Donald Kendig v. Brennan et al., Case No. 26-CIV-02902 (April 10, 2026), filed in the Superior Court of the State of California for the County of San Mateo. The Actions allege, among other things, that the Definitive Proxy Statement is inaccurate or incomplete in certain respects, allegedly in violation of New York and California state law. The Actions seek, among other things, an injunction enjoining consummation of the Merger, damages and an award of attorneys’ fees and expenses. In addition, Masimo also received additional demand letters from purported stockholders (collectively, the “Stockholder Letters”) alleging, among other things, that the disclosures contained in the Definitive Proxy Statement are deficient and demanding that certain corrective disclosures be made.

Masimo believes that the claims in the Actions and the Stockholder Letters are without merit, that the Definitive Proxy Statement complies with applicable law and that no further disclosure is required. However, solely in order to mitigate any risk of the Actions or Stockholder Letters delaying or otherwise adversely affecting the consummation of the Merger and to minimize any costs, risks, and uncertainties inherent in any litigation related thereto, and without admitting any liability or wrongdoing, Masimo has determined to voluntarily supplement the Definitive Proxy Statement as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Masimo specifically denies all allegations in the Actions and the Stockholder Letters and any assertion that additional disclosure was or is required. As of April 23, 2026, Masimo was not aware of the filing of other lawsuits challenging the Merger or the Definitive Proxy Statement; however, additional lawsuits arising out of the Merger or the Definitive Proxy Statement may be filed in the future. Masimo does not intend to announce the receipt or filing of each additional, or similar lawsuit.

These supplemental disclosures will not change the consideration to be paid to Masimo’s stockholders in connection with the transactions contemplated by the Merger Agreement or the timing of the Special Meeting. The Board continues to recommend that you vote “FOR” each of the proposals to be voted on at the Special Meeting described in the Definitive Proxy Statement, including the proposal to adopt the Merger Agreement.

This supplemental information to the Definitive Proxy Statement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety including all risk factors and cautionary notes contained therein. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Definitive Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement such information in the Definitive Proxy Statement. All page references in the information below are to pages in the Definitive Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Definitive Proxy Statement. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

Supplemental Disclosures to Definitive Proxy Statement

The second paragraph on page 36 under “Background of the Merger” of the Definitive Proxy Statement is hereby amended and supplemented as follows:

On August 16, 2022, Politan announced that it had acquired an 8.4% stake in Masimo. From that announcement until Masimo’s 2024 annual stockholders’ meeting on September 19, 2024, Masimo undertook a number of defensive measures to prevent or delay significant change in the composition of Masimo’s board of directors, including adopting a poison pill and amending Masimo’s bylaws. On April 24, 2023, Masimo engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial advisor in connection with a potential separation of Masimo’s consumer business and certain shareholder relations matters. On June 24, 2023, ~~following~~ during a proxy contest that resulted in two directors nominated by Politan being elected to the Board at Masimo’s 2023 annual stockholders’ meeting held on June 26, 2023, but after which directors nominated by Politan did not comprise a majority of the Board, the Board delegated authority to Masimo’s founder and Chief Executive Officer, Mr. Joe Kiani, and Masimo’s management to work with Morgan Stanley to explore strategic alternatives for Masimo (the “Prior Sale Process”) and to retain additional advisors.

The third paragraph on page 36 under “Background of the Merger” of the Definitive Proxy Statement is hereby amended and supplemented as follows:

During the second half of 2023, as part of the Prior Sale Process and at the direction of Masimo’s management, representatives of Morgan Stanley and Triad Securities Corp. (“Triad”), an additional financial advisor retained by Masimo in connection with the Prior Sales Process, contacted several potential acquirors, including Danaher and other potential strategic acquirors and financial sponsors, regarding such parties’ potential interest in acquiring Masimo. In connection with the Prior Sale Process, six potential counterparties, including Danaher, executed non-disclosure agreements with Masimo. In December 2023, Morgan Stanley and Triad distributed a process letter to potential acquirors, including Danaher, requesting that such potential acquirors submit a preliminary indication of interest in early January 2024. However, none of the potential acquirors made a definitive proposal to acquire Masimo, citing, among other factors, the risks associated with Masimo’s ongoing litigation with Apple Inc. and Masimo’s involvement in non-healthcare consumer businesses, including through Masimo’s former Sound United business (“Sound United”). In February 2024, Mr. Kiani provided the Board with an update that none of the potential acquirors submitted a bid.

The third paragraph on page 37 under “Background of the Merger” of the Definitive Proxy Statement is hereby amended and supplemented as follows:

On November 30, 2025, the Board met in executive session, with representatives of Centerview and White & Case LLP, Masimo’s governance and disclosure legal counsel (“W&C”), in attendance, to discuss Masimo’s long-range financial plan (the “LRP”) and preparations for Masimo’s upcoming investor day. At the meeting, the Board also discussed the possibility of conducting a sale process involving a potential sale of Masimo (the “Potential Transaction”). During the meeting, representatives of Centerview presented to the Board preliminary financial analyses and discussed potential alternatives for structuring a sale process for a Potential Transaction. Following such presentation by representatives of Centerview, the Board discussed various risks and other factors with respect to a potential sale process and the timing thereof, including the risk of not entering into and consummating a transaction, the universe of potential buyers, the status of Masimo’s ongoing litigation, the likelihood of Masimo’s ability to achieve the financial targets in the LRP as a standalone public company, the current regulatory environment and other related factors. In connection with determining to conduct a potential sale process, the Board considered the benefits and risks of a larger scale or more targeted sale process, including the risk of a leak, and concluded that an initially targeted outreach was the more prudent approach. Following such discussions, the Board directed representatives of Centerview to conduct outreach to certain potential buyers whom the Board assessed to be the most likely to be interested in acquiring Masimo and who had the capability to execute a transaction with Masimo. The Board then designated Michelle Brennan, Chair of the Board, and Quentin Koffey, Vice Chairman of the Board, as a working group (the “Working Group”) to coordinate the sale process on a day-to-day basis on behalf of the Board (subject to the oversight of, and with all material decisions reserved to, the full Board) and to provide regular updates to the Board. The members of the Working Group did not receive any additional compensation for serving in such capacity.

The first paragraph on page 41 under “Background of the Merger” of the Definitive Proxy Statement is hereby amended and supplemented as follows:

On January 25, 2026, at the direction of the Working Group, representatives of Centerview sent Party F a draft non-disclosure agreement (which draft, and the definitive non-disclosure agreement entered into between Masimo and Party F, included a standstill provision containing standard fall-away rights, including upon the entry into a definitive agreement providing for a change of control transaction with a third party) and a draft clean team agreement (which provided for restrictions and protocols relating to the review of certain competitively sensitive information).

The fourth paragraph on page 42 under “Background of the Merger” of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Also on February 11, 2026, at the direction of the Board, representatives of Centerview communicated to representatives of Danaher that Danaher would need to propose a price per share of $194 in order for Masimo to enter into an exclusivity agreement with Danaher ahead of February 17, 2026, the deadline for revised proposals set forth in the January 26 Process Letter. Later on February 11, 2026, Danaher sent a letter (the “February 11 Danaher Letter”) reiterating that the maximum price per share that Danaher was willing to pay in a Potential Transaction was $180 per share and requesting a response from Masimo by no later than 11:00 a.m. Eastern Time on February 12, 2026, and reiterating the same exclusivity request as in the February 10 Danaher IOI. The February 11 Danaher Letter also stated that Danaher expected to close a Potential Transaction on a short timeline with a clean and short path to obtaining regulatory approvals and that Danaher would terminate diligence efforts and discussions related to a Potential Transaction if Masimo did not confirm that it was prepared to proceed with a Potential Transaction with Danaher by such deadline. The February 11 Danaher Letter did not include any contingencies relating to Masimo’s ongoing litigation. At the direction of the Working Group, later on February 11, 2026, representatives of Centerview had a conversation with representatives of Danaher, during which representatives of Danaher communicated that $180 per share in cash represented Danaher’s best and final offer for a Potential Transaction and that members of Danaher’s board of directors had instructed Danaher to discontinue negotiations with Masimo if Masimo did not accept a purchase price of $180 per share in cash by Danaher’s deadline. None of the January 8 Danaher IOI, the January 16 Danaher IOI, the February 10 Danaher IOI or the February 11 Danaher Letter included any terms or specific offers relating to the role, if any, of Masimo’s management following the consummation of any Potential Transaction.

The first paragraph on page 44 under “Background of the Merger” of the Definitive Proxy Statement is hereby amended and supplemented as follows:

On February 13, 2026, Party F submitted an initial non-binding proposal (the “February 13 Party F IOI”) pursuant to which Party F (a) offered to proceed with a Potential Transaction at a purchase price per share of $186 per share in cash, and that such price ascribed no value (positive or negative) to any ongoing litigation matters involving Masimo, (b) noted that Party F had received a “highly confident” letter from a financial institution with respect to the financing of such a Potential Transaction, (c) stated its requirement for additional time to conduct additional due diligence prior to entering into definitive agreements with respect to a Potential Transaction and (d) stated its expectation that a Potential Transaction with Party F could be consummated in approximately one year following signing. The February 13 Party F IOI did not include any reference to the role, if any, of Masimo’s management following the consummation of any Potential Transaction. The Working Group thereafter discussed the February 13 Party F IOI with Masimo’s advisors.

The table on page 52 under “Opinion of Centerview Partners LLC—Selected Precedent Transactions Analysis” is hereby amended and supplemented as follows:

Announcement Date	Target	Acquirer	Transaction Value ($bn)	Transaction Value / LTM EBITDA
October 2025	Hologic, Inc.	Blackstone Inc. TPG, Inc.	18.3	13.6	x(1)
June 2024	Edwards Lifesciences Corporation’s Critical Care product group	Becton, Dickinson and Company	4.2	17.2	x(2)
February 2023	NuVasive, Inc.	Globus Medical, Inc.	3.7	13.4	x
September 2021	Hill-Rom Holdings, Inc.	Baxter International Inc.	12.3	18.9	x
January 2021	Cantel Medical (UK) Ltd.	STERIS plc	4.6	22.2	x
December 2020	BioTelemetry, Inc.	Koninklijke Philips N.V.	2.8	27.4	x
May 2019	Acelity LP, Inc.	3M Company	6.7	15.2	x(3)
April 2017	Bard Medical, Inc.	Becton, Dickinson and Company	24.8	20.9	x
April 2016	St. Jude Medical LLC	Abbott Laboratories	30.7	17.5	x

(1) Transaction value includes the full value of non-tradable contingent value right.

(2) Reflects the estimated LTM EBITDA of Edwards Lifesciences Corporation’s Critical Care product group based on public disclosures by Edwards Lifesciences Corporation related to income from its discontinued operations.

(3) Reflects Acelity LP, Inc.’s adjusted EBITDA for 2018 as disclosed publicly by 3M Company at the time of the transaction.

The second paragraph on page 53 under “Opinion of Centerview Partners LLC—Selected Precedent Transactions Analysis” is hereby amended and supplemented as follows:

Centerview applied the reference range of Transaction Value / LTM EBITDA multiples to Masimo’s LTM adjusted EBITDA of $455 million as of February 13, 2026, calculated by Centerview based on the Masimo Projections, to derive a range of implied enterprise values for Masimo. Centerview subtracted from this range of implied enterprise values the value of Masimo’s net debt of $372 million as of January 3, 2026, as provided by Masimo management and set forth in the Masimo Projections, to derive a range of implied equity values for Masimo. Centerview then divided this range of implied equity values by the implied ~~number~~range of approximately 53.1 million to approximately 53.2 million fully diluted outstanding shares of Masimo Common Stock as of February 13, 2026, calculated by Centerview on a treasury stock basis based on data provided by Masimo management and approved for Centerview’s use by Masimo, to derive a range of implied values per share of Masimo Common Stock of approximately $122 to $186, rounded to the nearest dollar. Centerview compared this range to the Per Share Merger Consideration proposed to be paid to the holders of shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

The second paragraph on page 53 under “Opinion of Centerview Partners LLC—Discounted Cash Flow Analysis” is hereby amended and supplemented as follows:

In performing this analysis, Centerview calculated a range of implied enterprise values for Masimo by discounting to present value as of December 31, 2025 (using discount rates ranging from 10.75% to 11.75%, based upon Centerview’s analysis of Masimo’s weighted average cost of capital, determined using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and experience): (i) the estimated unlevered free cash flows (after subtracting the net increase in net working capital, subtracting capital expenditures, and adding depreciation and amortization) of Masimo, calculated by Centerview based on the Masimo Projections for fiscal year 2026 (beginning January 4, 2026) through fiscal year 2030 (ending on December 28, 2030), and as approved for Centerview’s use by Masimo (see the section entitled “The Merger - Certain Unaudited Financial Information”) and (ii) a range of implied terminal values of Masimo at the end of the forecast period shown in the Masimo Projections, by applying a range of terminal multiples to Masimo’s estimated adjusted EBITDA burdened by stock-based compensation for fiscal year 2030 (ending on December 28, 2030), ranging from 15.0x to 19.0x. Centerview subtracted from this range of implied enterprise values the value of Masimo’s net debt of $372 million as of January 3, 2026, as provided by Masimo management and set forth in the Masimo Projections, to derive a range of implied equity values for Masimo. Centerview then divided this range of implied equity values by the implied ~~number~~range of approximately 53.1 million to approximately 53.2 million fully diluted outstanding shares of Masimo Common Stock as of February 13, 2026, calculated by Centerview on a treasury stock basis based on data provided by Masimo management and approved for Centerview’s use by Masimo, to derive a range of implied values per share of Masimo Common Stock of $165 to $212, rounded to the nearest dollar. Centerview compared this range to the Per Share Merger Consideration proposed to be paid to the holders of shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Important Information and Where to Find It

In connection with the Merger, on April 1, 2026, Masimo filed with the SEC the Definitive Proxy Statement. Masimo may also file other documents with the SEC regarding the Merger. This communication is not a substitute for the Definitive Proxy Statement or any other document that may be filed by Masimo with the SEC. INVESTORS AND STOCKHOLDERS OF MASIMO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED BY EACH OF DANAHER AND MASIMO WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE THEREIN, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT MASIMO, DANAHER, AND THE MERGER AND RELATED MATTERS. Investors and stockholders are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov. Danaher and Masimo make available free of charge at the Danaher website at https://investors.danaher.com/sec-filings and Masimo’s website at https://investor.masimo.com/resources/information-request-form/default.aspx, respectively, copies of documents they file with, or furnish to, the SEC. The contents of the websites referenced above will not be deemed to be incorporated by reference into the Definitive Proxy Statement.

Participants in Solicitation

This communication does not constitute a solicitation of a proxy. Masimo, Danaher and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies in respect of the Merger. Masimo’s stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation, of proxies in connection with the Merger, including the interests of Masimo, Danaher and their respective directors, executive officers and other members of management and employees in the Merger, which maybe different than those of Masimo’s stockholders generally, by reading the Definitive Proxy Statement and any other relevant documents that are filed with the SEC relating to the Merger. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical facts included in this communication that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about the expected timing, completion and effects or benefits of the Merger. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: (i) uncertainties as to the timing of the Merger; (ii) the risk that the Merger may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the Merger, including receiving, on a timely basis or otherwise, the required approval of the Merger by Masimo’s stockholders; (iv) the possibility that competing offers or acquisition proposals for Masimo will be made; (v) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Masimo to pay a termination fee; (vii) the effect of the announcement or pendency of the Merger on Masimo’s or Danaher’s ability to retain and hire key personnel, their ability to maintain relationships with their customers, suppliers and others with whom they do business, or their operating results and businesses generally; (viii) risks related to diverting management’s attention from Masimo’s or Danaher’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; (x) certain restrictions during the pendency of the Merger that may impact Masimo’s or Danaher’s ability to pursue certain business opportunities or strategic transactions; (xi)  the risk that any announcements relating to the Merger could have adverse effects on the market price of Masimo’s or Danaher’s common stock, including if the Merger is not consummated; (xii) risks that the benefits of the Merger are not realized when and as expected; (xiii) legislative, regulatory and economic developments; and (xiv) other factors discussed in the “Risk Factors” sections of Masimo’s and Danaher’s most recent periodic and current reports filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION

By:	/s/ Micah Young
Name:	Micah Young
Title:	Executive Vice President & Chief Financial Officer

Date: April 23, 2026